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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Employment Agreement"), made as of May 28, 1998, between SFX ENTERTAINMENT, INC., a Delaware corporation (the "Employer"), and MICHAEL G. FERREL (the "Executive").

         WHEREAS, the Executive is currently employed by SFX Broadcasting, Inc., a Delaware corporation ("SFX Broadcasting");

         WHEREAS, SFX Broadcasting has entered into an Agreement and Plan of Merger, dated as of August 24, 1997, as amended (the "Merger Agreement"), with SBI Holding Corporation (the "Buyer") and SBI Radio Acquisition Corporation, a wholly-owned subsidiary of Buyer ("Buyer Sub") pursuant to which Buyer Sub will merge with and into SFX Broadcasting (the "Merger") and SFX Broadcasting will become a wholly-owned subsidiary of the Buyer;

         WHEREAS, the Merger Agreement provides for SFX Broadcasting to spin-off the Employer to certain stockholders of SFX Broadcasting on a pro rata basis (the "Spin-Off");

         WHEREAS, the Spin-Off was consummated on April 27, 1998;

         WHEREAS, the Employer has required the services of the Executive in a senior management position since the formation of the Employer and the Executive has agreed in principle, as set forth in and in conformity with the January 15, 1998 minutes of the Board of Directors of the Employer, to provide such services;

         WHEREAS, the terms and conditions of this Employment Agreement satisfy the parties' obligations as set forth in such minutes;

         WHEREAS, the Employer wishes to employ the Executive in a senior management position and be assured of his services on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, the Executive has served as an executive officer of the Employer since its formation and in January 1998, in order to retain the services of the Executive, the Employer reached an agreement in principle to issue to the Executive shares of stock of the Employer and options to purchase shares of the Employer; and, pursuant to such agreement, on the review and recommendation of the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Employer (the "Board"), the Employer has sold to the Executive 150,000 shares of Class B Common Stock, par value $.01 per share, of the Employer (the "Class B Stock") at a purchase price of $2.00 per share and the Employer has granted to the Executive options to purchase 50,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"), of the Employer at a purchase price of $5.50 per share; and

         WHEREAS, the Compensation Committee and the Board approved the terms and conditions of this Employment Agreement;

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Employer and the Executive agree as follows:

         1. Employment. Upon the terms and subject to the conditions of this Employment Agreement, the Employer hereby employs the Executive and the Executive hereby accepts employment by the Employer.

         2. Term.

         2.1 The term of the Executive's employment hereunder shall commence immediately upon the consummation of the Merger and continue until the fifth anniversary thereof, unless terminated earlier in accordance with the provisions of this Employment Agreement; provided, however, that this Employment Agreement shall automatically be renewed for additional one-year periods thereafter unless and until terminated by the Employer or the Executive as of the end of such five-year initial period or at the end of any renewal period by written notice given at least 30 days prior to the scheduled termination or scheduled renewal of this Employment Agreement. The date of the commencement of employment pursuant to this Employment Agreement is hereinafter referred to as the "Effective Date," the term of employment pursuant to this Employment Agreement is hereinafter referred to as the "Term" and the last date of employment pursuant to this Employment Agreement is hereinafter referred to as the "Termination Date."

         3. Executive's Position, Duties, and Authority.

         3.1 The Employer shall employ the Executive, and the Executive shall serve, as President, Chief Executive Officer and as a Member of the Office of the Chairman of the Employer and of any successor by merger, acquisition of substantially all of the assets of the Employer or otherwise.

         3.2 The Executive shall have executive duties, functions, authority and responsibilities commensurate with the office or offices he from time to time holds with the Employer.

         3.3 The Executive shall serve without additional remuneration as (a) a member of any committee of the Board, as determined by the Board; and (b) a director and/or officer of one or more of the Employer's subsidiaries, if appointed to such position by the Employer.

         4. Duties.

         4.1 Full-time Services. The Executive shall devote substantially all of his business time to the business and affairs of the Employer and to the fulfillment of his duties hereunder in a diligent and competent fashion to the best of his abilities; provided, however, that the Executive may engage


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in other activities such as charitable, educational, religious and similar types of activities, to the extent that such activities do not prohibit or prevent the performance of the Executive's duties under this Agreement, or inhibit or conflict in any material way with the business of the Employer.

         4.2 Business Opportunities. The Executive covenants and agrees that for so long as he is actively employed by the Employer he shall inform the Employer of each business opportunity related to the business of the Employer of which he becomes aware, and that he will, not directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business or acquire any interest of any type in any other business, which is in competition with the Employer; provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring, solely as an investment (a) up to 10% of any securities of a partnership, trust, corporation or other entity so long as he remains a passive invest in such entity an such entity is not, directly or indirectly, in competition with the Employer, or (b) up to 0.5% of any securities of any publicly traded partnership, trust, corporation or other entity provided he remains a passive investor in such entity.

         5. Location of Employment. Unless the Executive consents otherwise in writing, the headquarters for performance of his services hereunder shall be the principal offices of the Employer in New York, New York, or at such other location within 25 miles of residence of the Executive as the Executive shall approve of.

         6. Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive an initial base salary per annum (the "Base Salary") which shall initially be $350,000, payable in monthly installments. Upon each anniversary of the commencement of the Executive's employment hereunder, the Base Salary then in effect shall be increased by an amount equal to the greater of (a) five percent of the Base Salary then in effect or (b) the product of (i) the Base Salary then in effect and (ii) the percentage increase in the Consumer Price Index during the previous twelve full calendar months. In addition, the Board shall review the Executive's Base Salary at least annually and may by action of the Board, after and pursuant to the affirmative recommendation of the Compensation Committee, increase, but not decrease, such Base Salary, as such salary may have been increased, at any time and from time-to-time during the Term.

         7. Bonus. The Executive shall be entitled to receive an annual incentive bonus (the "Bonus"), in cash, stock, options or other compensation, during the continuance of the Executive's employment hereunder as determined by the Board, after and pursuant to the affirmative recommendation of the Compensation Committee.

         8. Expenses. The Employer shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term of employment in the performance of the Executive's services hereunder upon presentation of expense statements or vouchers or such other supporting information as the Employer may reasonably require of the Executive.


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         9. Benefits. During the Term, the Executive shall be eligible to participate in any pension or profit-sharing plan or program of the Employer now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof. The Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Employer, now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof.

         10. Existing Life Insurance. The Employer shall have the right to obtain life insurance on the life of Executive and to be the beneficiary of such policy. The Executive shall cooperate in assisting the Employer to obtain such insurance. The Employer shall continue to pay all premiums on such policies and shall maintain such policies, subject to the insurability of the Executive, if required to keep such policies in effect during the Term.

         11. Indemnification. The Executive shall be entitled in connection with his employment hereunder to the benefit of the indemnification provisions contained on the date hereof in the bylaws and certificate of incorporation of the Employer, as the same may hereafter be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Employer shall in addition cause the Executive to be indemnified in accordance with Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section, to the extent required to make the Executive whole in connection with any loss, costs or expense indemnifiable thereunder.

         12. Confidential Information.

         The Executive acknowledges that his employment by the Employer has brought and will bring him into close contact with confidential proprietary information of the Employer, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Employer's business operations (the "Confidential Information"). In recognition of the foregoing, the Executive covenants and agrees that:

         (a) he will keep secret all Confidential Information and will not intentionally disclose Confidential Information to anyone outside of the Employer and its representatives other than in the course of performance of his duties hereunder, either during or for a one year period after the Term except with the Employer's written consent, provided that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to


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the extent required by applicable laws or governmental regulations or judicial or regulatory process; and

         (b) he will, at the Executive's option, either (i) deliver promptly to the Employer on termination of his employment by the Employer or at any other time the Employer may so request, and at the Employer's request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Employer's business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Employer and which he may then possess or have under his control (the "Records"); or (ii) in lieu of subclause (i) above, the Executive shall destroy all of the Records and shall deliver to the Employer a certificate to that affect.

         13. Termination.

         13.1 For purposes of this Employment Agreement the following definitions shall apply:

         13.1.1   "Cause" shall mean:

         (a) the Executive is convicted of a felony involving moral turpitude which would render the Executive unable to perform his duties set forth in this Employment Agreement; or

         (b) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Employment Agreement, resulting, in either case, in material economic harm to the Employer, unless the Executive believed in good faith that such act or nonact was in the best interests of the Employer.

         13.1.2 A "Change in Control" shall mean the occurrence of any one of the following events:

         (a) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (other than the Executive or members of management on the date hereof or otherwise appointed by the Board which is comprised of a majority of "incumbent directors" or entities controlled by them), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the voting power of the Employer;

         (b) all or substantially all of the assets or business of the Employer is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Employer immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Employer, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer);

         (c) the Employer combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Employer immediately prior to the

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combination hold, directly or indirectly, 50% or less of the voting power of the combined company; or

         (d) the majority of the Board consists of individuals other than "incumbent directors," which term means members of the Board as of the date of this Employment Agreement, except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds of the directors who then comprise the incumbent directors shall be considered an incumbent director.

         13.1.3 "Constructive Termination Without Cause" shall mean a termination of the Executive's employment at his initiative as provided in this
Section 13 following the occurrence, without the Executive's written consent, of one or more of the following events:

         (a) a reduction in the Executive's then current Base Salary or failure by the Employer to fulfill its obligations under Sections 6, 7, 8 or 9 above;

         (b) the failure to elect or reelect the Executive to any of the positions described in Section 3 hereof or the removal of him from any such position;

         (c) a material diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the President, Chief Executive Officer and Member of the Office of the Chairman of the Employer; or

         (d) the failure of the Employer to obtain the assumption in writing of its obligation to perform this Employment Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction.

         13.2 Termination by the Employer for Cause.

         A termination for Cause shall not take effect unless all of the provisions of this Section 13.2 are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (a) to state in detail the particular act or acts or failure of failures to act that constitute the grounds on which the proposed termination for Cause is based and (b) to be given within three months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 10 business days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 15 business days of such notice to the Executive, provided he requests such hearing within 10 business days of the written notice from the Board of the intention to terminate him for Cause. If, within five business days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.


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         13.2.1 In the event the Employer terminates the Executive's employment for Cause, he shall be entitled to:

         (a) the Base Salary through the date of the termination of his employment for Cause; and

         (b) a Bonus for the year in which he was terminated equal to the Bonus for the year prior to such termination, prorated over the time elapsed during the year in which he was terminated.

         13.2.2 In the event the Employer terminates the Executive's employment for Cause, the Executive shall have no further obligations or liability to the Employer (except his obligations under Sections 12 and 16, which shall survive).

         13.3 Termination Without Cause or Constructive Termination Without Cause. In the event the Executive's employment is terminated without Cause, other than due to disability or death, or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to:

         (a) the Base Salary through the date of termination of the Executive's employment;

         (b) the Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), for a period of 36 months following such termination or until the end of the Term, whichever is longer; provided that, at the Executive's option, the Employer shall pay him the present value of such salary continuation payments in a lump sum (using as the discount rate 75% of the prime rate (as published by The Wall Street Journal) for the first business day of the month in which such termination occurs);

         (c) (i) in the event that such termination occurs during the initial five-year term of this Employment Agreement, immediately vested options to purchase shares of Class A Stock in an amount equal to 166,667 shares less the product of (A) 33,333 shares and (B) the number of full years elapsed under the Term of this Employment Agreement at an exercise price per share equal to the lowest exercise price of any stock option granted by the Employer in the twelve months prior to termination;

         (ii) in the event that such termination occurs after the initial five-year term of this Employment Agreement, immediately vested exercisable options to purchase 33,333 shares of Class A Stock at an exercise price per share equal to the lowest exercise price of any stock option granted by the Employer in the twelve months prior to termination;

         (d) a Bonus for the unexpired Term, based on the Bonus received for the year prior to termination (the "Base Bonus Amount") multiplied by the then unexpired Term; provided that, at the Executive's option, the Employer shall pay him the present value of such salary and bonuses in


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a lump sum (using as the discount rate 75% of the prime rate (as published by
The Wall Street Journal) for the first business day of the month in which such termination occurs); and

         (e) all benefits provided in Section 9 hereof until the end of the Term.

         13.4 Termination of Employment Following a Change in Control. If, following a Change in Control, the Executive's employment is terminated for any reason other than for Cause, whether voluntary or involuntary or there is a Constructive Termination Without Cause, the Executive shall be entitled to the payments and benefits provided in Section 13.3 above, provided that the payments shall be paid in a lump sum without any discount. In addition, the Executive shall receive immediately vested 10-year options to purchase 166,667 shares of Class A Stock which shall be exercisable at the lowest exercise price of any other options the Executive shall own as of the date of the Change in Control. The Executive shall forfeit any rights granted pursuant to this
Section 13.4 if the Executive accepts a written offer to remain with the surviving company in an executive position with equivalent duties, authority and responsibility as the Executive currently holds (other than as a non-employee director).

         13.4.1 Payment Following a Change in Control. In the event that the termination of the Executive's employment is as a result of a Change in Control and the aggregate of all payments or benefits made or provided to the Executive under this Employment Agreement and under all other plans and programs of the Employer (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Employer shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to 100% of the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this subsection shall be made by an independent auditor (the "Auditor") jointly selected by the Employer and the Executive and paid by the Employer. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Employer or any affiliate thereof. If the Executive and the Employer cannot agree on the firm to serve as the Auditor, then the Executive and the Employer shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

         13.5 Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative other than a termination due to death or disability or a Constructive Termination without Cause, the Executive shall have the same entitlements as provided in Section 13.2 above for a termination for Cause. A voluntary termination under this Section 13.5 shall be effective upon 30 days prior written notice to the Employer and shall not be deemed a breach of this Employment Agreement.



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         13.6 Stock Options. Notwithstanding anything to the contrary, upon termination for any reason whatsoever, the Executive shall have the immediate right to exercise any stock options in full, whether or not such option is fully exercisable on the date of termination, for the remainder of the original term of each such stock option.

         13.7 No Mitigation; No Offset. In the event of any termination of employment under this Employment Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Employment Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

         13.8 Payment of Certain Obligations Relating to SFX Broadcasting. In the event that, in connection with the Merger and the transactions contemplated thereby, the aggregate of all payments or benefits made or provided to the Executive under this Employment Agreement, dated as of November 22, 1996, between the Executive and SFX Broadcasting and under all other plans and programs of SFX Broadcasting (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Employer shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to one-half of the Excise Tax on the Aggregate Payment.

         13.9. Option Adjustment. The number of options issuable pursuant to this Section 13 and the per share exercise price thereof shall be subject to appropriate adjustment to give effect to any increase or decrease in the number of issued shares resulting from a reorganization, recapitalization, stock split, spin-off or other similar action.

         14. Disability.

         14.1 If during his active employment hereunder the Executive shall become physically or mentally disabled, whether totally or partially, so that he is prevented from performing his usual duties for a period of six consecutive months, the Employer shall, nevertheless, pay the Executive his full Base Salary and Bonus in respect of the period ending on the last day of the sixth consecutive month of disability (such last day being referred to herein as the "Disability Date") and the following additional provisions shall apply:

         14.2 If the Executive has not resumed his usual duties on or prior to the Disability Date, the Executive's employment shall terminate and the Employer shall pay, unless prior to the date the Executive became physically or mentally disabled a notice of termination was delivered to the Executive, 75% of his Base Salary from the Disability Date through the end of the Term (without giving effect to any early termination provisions contained in this Employment Agreement) and, except as provided in Section 14.4, the Employer shall have no obligation to pay Bonus to the Executive in respect of periods after the Disability Date. Any Base Salary payable pursuant to this Section 14.2 shall be reduced by the amount of any benefits payable to the Executive under any


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group or individual disability insurance plan or policy, the premiums for which are paid primarily by the Employer;

         14.3 Unless the Employer exercises its option under Section 14.4 to restore the Executive to his full compensation, duties, functions, authority and responsibilities hereunder, the Executive shall have no obligations or liabilities hereunder from and after the Disability Date (except for his obligations under Sections 12 and 16, which shall survive); and

         14.4 If during the Term and subsequent to a Disability Date, the Executive shall recover fully from a disability, the Employer, by action of the Board, shall have the right (exercisable within sixty days after notice from the Executive of such recovery), but not the obligation, to restore the Executive to employment and to full compensation and his full level of duties, functions, authority and responsibilities hereunder.

         15. Death of Executive.

         15.1 Upon the Executive's death, whether prior to or subsequent to his Disability Date and prior to the delivery of a notice of termination, this Employment Agreement and all of the Employer's obligations to pay salary and Bonus hereunder shall terminate, except as provided in Sections 15.2 through 15.4.

         15.2 The Executive's estate or designated beneficiary shall be entitled to receive (a) any unpaid portions of the Executive's Base Salary in respect of the period ending on the Executive's date of death, (b) unpaid Bonus in respect of years prior to the year of death, and (c) immediately vested options to purchase 33,333 shares of Class A Stock at an exercise price equal to the exercise price of the last stock option granted by the Employer to the Executive prior to the Executive's death. In addition, the Employer shall pay to such estate or beneficiary an amount equal to the present value of all the remaining Base Salary, calculated assuming annual compound interest at 75% of the prime rate (as published in The Wall Street Journal) for the first business day of the month in which the Executive's death occurs.

         15.3 The Base Salary and Bonus payable pursuant to this Section 15 shall be reduced by the value of any benefits payable to the Executive's estate or designated beneficiary under any life insurance plan or policy the premiums for which are paid primarily by the Employer, other than such insurance identified in Section 10.

         16. Non-competition.

         16.1 During the Term, the Executive will not, without the prior written approval of the Board, become employed by, or become an officer, director, or general partner of, any partnership, corporation or other entity which acts as a promoter, producer or venue operator in the live entertainment business or which acts as a marketing and management company specializing in the representation of team sports athletes (the "Prohibited Business").


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         16.2 Subject to the following proviso, for a period of one year following the termination of the Executive's employment hereunder the Executive will not become employed by, or become an officer, director or general partner of, any partnership, corporation or other entity which is primarily engaged in the Prohibited Business; provided however, that during such one year period the Employer shall employ the Executive as a consultant with compensation at a rate equal to fifty percent of the Employer's Base Salary immediately prior to such termination. If the Employer elects not to employ the Executive as a consultant for such one year period as provided herein, the provisions of this Section
16.2 shall not apply and the Executive shall be free to engage in any activity referred to herein.

         17. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

         17.1     If to the Employer:

         SFX Entertainment, Inc.
         650 Madison Avenue, 16th Floor
         New York, New York 10022
         Attention: Board of Directors

         17.2     If to the Executive:

         Michael G. Ferrel
         525 East 72nd Street, Apt. 19A
         New York, New York 10021

         17.3 Copies of all communications given hereunder shall also be delivered or sent, in like fashion, to Baker & McKenzie (attention: Michael Burrows, Esq.) at 805 Third Avenue, New York, New York 10022.

         18. General.

         18.1 Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

         18.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

         18.3 Entire Agreement. This Employment Agreement including any Exhibits attached hereto sets forth the entire agreement and understanding of the parties relating to the subject matter


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hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties (including the Employment Agreement, made as of May 8, 1998, between the Employer and the Executive), except as specifically provided herein.

         18.4 Successors and Assigns. This Employment Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate pursuant to Section 18.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Employment Agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer's assets or otherwise, as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer's obligations hereunder. Notwithstanding anything else herein contained, the term "Employer" as used in this Employment Agreement, shall include all such successors.

         18.5 Amendments; Waivers. This Employment Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board after the affirmative recommendation of the Compensation Committee of the Board, and the consent in writing of the Executive and the Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Employment Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Employment Agreement.

         18.6 Beneficiaries. Whenever this Employment Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

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                                       12

         IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.

                                       SFX ENTERTAINMENT, INC.


                                       By:   /s/ Robert F.X. Sillerman
                                       -------------------------------
                                       Name:
                                       Title:



                                       /s/ Michael G. Ferrel
                                       ---------------------
                                       MICHAEL G.  FERREL